UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:	May 8, 2018

SEACOR Holdings Inc.

________________________________________

(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(954) 523-2200

Not Applicable

__________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 8, 2018, SEACOR Holdings Inc. (the “Company”, “we”, “us” or “our”) executed exchange agreements (the “Exchange Agreements”) with certain beneficial owners (collectively the “Investors”) of the Company’s outstanding 3.00% convertible senior notes due 2028 (the “Old Notes”), under which the Company agreed to exchange (the “Exchange”) approximately $117.8 million in aggregate principal amount of the Old Notes for approximately $117.8 million in aggregate principal amount of 3.25% convertible senior notes due 2030 (the “New Notes”). The Exchange is expected to close on May 15, 2018.

The New Notes will be the senior, unsecured obligations of the Company and will bear interest at a rate of 3.25% per annum, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. In addition to regular interest, beginning on May 15, 2025 contingent interest will accrue at a rate per annum of 0.45% of the average trading price of the New Notes over a specified period of time, if such trading price exceeds a threshold. The New Notes will mature on May 15, 2030, unless earlier repurchased, redeemed or converted.

Prior to February 15, 2030, the convertible notes will be convertible only upon satisfaction of certain conditions, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially equal approximately 13.1920 shares of the Company’s common stock per $1,000 principal amount of New Notes, which corresponds to an initial conversion price of approximately $75.80 per share of the Company’s common stock, representing a conversion premium of approximately 37.5% to the closing sale price of the Company’s common stock on May 8, 2018 of $55.13. The conversion rate will be subject to adjustment upon the occurrence of certain events. Upon conversion of the convertible notes, the Company will, at its election, pay or deliver, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock.

The Company may not redeem the New Notes prior to May 15, 2022. On or after May 15, 2022 and before May 15, 2025, the Company may redeem all or part of the New Notes for cash if the last reported sale price of the Company’s common stock is equal to or greater than 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately before the date the Company sends the related redemption notice. On or after May 15, 2025, the Company may redeem all or part of the New Notes for cash without regard to the trading price condition described above. The redemption price for the New Notes to be redeemed will equal 100% of the principal amount of the New Notes being redeemed, plus accrued and unpaid interest. If we undergo a fundamental change, the holders of the New Notes will have the right to require us to purchase all or any portion of their notes for cash at purchase price of 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest. The holders of the New Notes will also have the right to require us to purchase all or any portion of their notes for cash on May 15, 2025 at purchase price of 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest.

The issuance of the New Notes to the Investors in the Exchange will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On May 9, 2018, the Company issued a press release announcing the entry into the Exchange Agreements. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The New Notes will be governed by an indenture (the “Indenture”), between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02. The New Notes issued in the Exchange will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. In determining that the issuance of the New Notes in the Exchange qualified for the exemption from registration provided by Section 4(a)(2) of the Securities Act, the Company relied on the following facts: (i) all of the Investors in the Exchange were qualified institutional buyers, (ii) the Company did not use any form of general solicitation or advertising to offer the New Notes, and (iii) the investment intent of the Investors. The maximum number of shares of common stock issuable upon conversion of the New Notes is expected to be 2,136,435, subject to adjustment in accordance with the terms of the Indenture.

Item 3.03. Material Modification to Rights of Securities Holders.

The information provided in Item 1.01 is incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

99.1	Press Release of SEACOR Holdings Inc. dated May 9, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

May 9, 2018	By:	/s/ William C. Long
	Name:	William C. Long
	Title:	Executive Vice President
Chief Legal Officer and Corporate Secretary